Important Notice Concerning Limitations on Your
Trading in Nicor Inc. Securities
During Special Blackout Period

October 24, 2011

To:           Directors and Executive Officers of Nicor Inc. (“Nicor”)

From:       Paul Gracey

Summary. This notice is to inform you of significant restrictions on your ability to deal in Nicor common stock as well as derivative securities, such as stock options, during an upcoming “special” blackout period.  This blackout period is in addition to the customary insider trading blackout periods preceding Nicor’s earnings releases. It is imposed on all directors and executive officers of Nicor by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) or Reg BTR. As more fully described below, during this blackout period you will generally be prohibited from engaging in transactions involving Nicor equity securities (including shares of Nicor common stock, stock options and other derivatives). We will notify you of any changes that affect the blackout period.

1.
In connection with the merger (the “Merger”) of Nicor with AGL Resources Inc. (“AGL”), a “blackout period” for the Nicor Stock Fund under the Nicor Companies Savings Investment Plan, the Nicor Gas Thrift Plan and the Birdsall Inc. Retirement Savings Plan (the “401(k) Plans”) will be imposed and participants will be unable to direct or diversify investments, in or out of Nicor common stock held in the 401(k) Plans, (“401(k) Plan blackout period”). The 401(k) Plan blackout period is necessary for the 401(k) Plans’ trustee to process and implement the conversion of Nicor common stock held by the 401(k) Plans into cash and AGL stock received in the Merger. Since the 401(k) Plan blackout period may last for more than three business days, Reg BTR also imposes a corresponding blackout period applicable to directors and executive officers of Nicor with respect to equity securities acquired in connection with their service to Nicor.

2.
Since the actual closing date of the Merger is unknown at this time, we are unable to determine the exact dates for the 401(k) Plan blackout period yet.  However, we do know it will begin at 12 p.m. central time, on the trading date immediately before the Merger closing date.  We will notify you of the actual dates when known. In addition, you can confirm the status of the 401(k) Plan blackout period by contacting me at (630) 388-2750.

3.
Generally, during the 401(k) Plan blackout period, you will be prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Nicor that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of Nicor by your family members if such securities were originally acquired in connection with your service or employment as a Nicor executive officer or director.

4.
The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or deferred compensation plan), in transactions between you and Nicor, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.

5.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

6.
This special blackout period does not apply to the conversion of any Nicor common stock, stock options, restricted stock units, or other derivative securities for Nicor common stock that you hold into cash and AGL shares in connection with the Merger.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. Therefore, please contact me at (630) 388-2750 before engaging in any transaction involving Nicor securities during the 401(k) Plan blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the 401(k) Plan blackout period.